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                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549




                                 FORM 8-K

                              CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
                                  1934


Date of Report (Date of earliest event reported): DECEMBER 31, 1995
                                                  .................


                            GREAT FALLS BANCORP
 .................................................................
          (Exact name of registrant as specified in its charter)


     NEW JERSEY              0-14294                22-2545165
     .................................................................
  (State or other          (Commission            (IRS Employer
  jurisdiction of           File No.)           Identification No.)
  Incorporation)


           55 UNION BOULEVARD, TOTOWA, NEW JERSEY     07512
  .................................................................
  (Address of principal executive offices)         (Zip Code)


Registrant's telephone number, including area code: 201-942-1111
                                                   ..............


                                   NONE
 .................................................................
       (Former name or former address, if changed since last report)


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Item 2.  Acquisition or Disposition of Assets.

     The acquisition (the "Acquisition") of Bergen Commercial Bank ("Bergen"), of Paramus, New Jersey, by the Corporation became effective at 11:59 p.m. on December 31, 1995 (the "Effective Time"). The Acquisition was pursuant to an Acquisition Agreement and a Plan of Acquisition (collectively referred to herein as the "Agreement"), each dated August 16, 1995, between the Corporation and Bergen. The Acquisition was approved by the shareholders of Bergen and the Corporation at special meetings of their respective stockholders which were each held on December 19, 1995.

     At the Effective Time, each outstanding share of Bergen Common Stock was automatically converted into 1.7 shares of the Common Stock of the Corporation and the right to receive cash in lieu of fractional shares. The exchange ratio, which was fixed in the Agreement, was determined in negotiations between members of management of Bergen and the Corporation. The exchange ratio was based upon the relative book values per share, subject to certain agreed upon adjustments, of Bergen and the Corporation, respectively, as of June 30, 1995. In lieu of issuing fractional shares, each record holder of Bergen Common Stock who would otherwise have been entitled to a fraction of a share of the Common Stock of the Corporation will be paid in cash an amount equal to such fraction multiplied by $17.20, which was the average of the final bid prices for shares of the Common Stock of the Corporation on each of the ten (10) business days preceding the Effective Time.

     629,298 shares of the Common Stock of the Corporation will be issued in exchange for shares of Common Stock of Bergen which were outstanding at the Effective Time. In addition, $1,336.34 will be paid in lieu of issuing fractional shares. The cash to be paid in lieu of issuing fractional shares will be provided from the Corporation's working capital on hand.

     As a result of the Acquisition, the Corporation became the sole shareholder of Bergen, which is a commercial bank chartered under the laws of the State of New Jersey. Bergen has three banking offices in Bergen County, New Jersey. At June 30, 1995, Bergen had approximately $71,000,000 of assets, approximately $64,300,000 of liabilities and approximately $6,700,000 in shareholders' equity. Bergen's assets at June 30, 1995 included approximately $9,700,000 of cash and cash equivalents, approximately $14,000,000 of securities and approximately $45,100,000 of loans (net of unearned income and allowance for possible loan losses). Bergen's liabilities at June 30 included approximately $63,700,000 of deposits.

     The following relationships exist between persons who were affiliates of Bergen and the Corporation and its affiliates:
John L. Soldoveri, the Chairman and Chief Executive Officer of the Corporation and a principal shareholder of the Corporation,

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was also a principal shareholder of Bergen.  Mr. Soldoveri is the uncle of Anthony M. Bruno, Jr., who is the Chairman of Bergen.
C. Mark Campbell, who is the President and a director of Bergen, is Mr. Bruno's brother-in-law. Mr. Bruno and David M. Corry, a director of Great Falls Bank, a subsidiary of the Corporation, are both partners in the certified public accounting firm Bruno, DiBello & Co., LLC. As of September 1, 1995, four members (including Mr. Soldoveri) of the Board of Directors of the Corporation and/or Great Falls Bank beneficially owned in the aggregate approximately 6.15% of the outstanding stock of Bergen and four members of the Board of Directors of Bergen beneficially owned in the aggregate approximately 1.53% of the outstanding stock of the Corporation. Pursuant to the Agreement, the following members of Bergen's board of directors have been appointed to the Corporation's board of directors: Mr. Bruno, Mr. Campbell and Charles J. Volpe. Also, Mr. Bruno has been elected Vice Chairman of the Corporation and Mr. Campbell has been elected Executive Vice President.


Item 7.  Financial Statements and Exhibits.

     (a) Financial Statements of Businesses Acquired. It is impracticable for the Corporation to provide financial statements for Bergen at this time. Such financial statements will be filed as soon as practicable, as an amendment to this Form 8-K, and in any event within 60 days.

     (b) Pro forma Financial Information. It is impracticable for the Corporation to provide pro forma financial statements at this time. Such pro forma financial information will be filed as soon as practicable, as an amendment to this Form 8-K, and in any event within 60 days.


                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        GREAT FALLS BANCORP
                                   ..............................
                                           (Registrant)

       JANUARY 15, 1996                  /s/ George E. Irwin
Date .........................     ..............................
                                           (Signature)

                                        GEORGE E. IRWIN
                                        PRESIDENT